Exhibit 99.1

FibroGen Reports First Quarter 2024 Financial Results

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Topline data from the Pancreatic Cancer Action Network (PanCAN) Precision PromiseSM Phase 2/3 study in metastatic pancreatic cancer anticipated in mid-2024
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Topline data from LAPIS Phase 3 study in locally advanced unresectable pancreatic cancer anticipated in 3Q 2024
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Reported compelling data from Phase 1 monotherapy study of FG-3246, a CD46 targeted antibody drug conjugate, in metastatic castration-resistant prostate cancer
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First quarter net revenue growth of 55% year over year, driven by roxadustat China performance and one-time drug product revenue recognized from US/RoW AstraZeneca agreement termination
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Robust year over year roxadustat volume growth of 39% in China
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Cash, cash equivalents, investments, and accounts receivable balance of $214.7 million; cash runway projected into 2026

SAN FRANCISCO, May 6, 2024 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today reported financial results for the first quarter 2024 and provided an update on the company’s recent developments.

“We are off to a strong start in 2024 marked by the recent release of compelling Phase 1 data on FG-3246, our CD46 targeted antibody drug conjugate, in metastatic castration-resistant prostate cancer and continued robust growth of our roxadustat business in China,” said Thane Wettig, Chief Executive Officer, FibroGen. “Looking ahead, we expect to report topline data from our two late-stage clinical trials of pamrevlumab in pancreatic cancer in the coming months. In addition, we have a strong balance sheet and reaffirm our cash runway into 2026.”

Upcoming Milestones:

Pamrevlumab

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Topline data from the PanCAN Precision PromiseSM Phase 2/3 study of pamrevlumab in metastatic pancreatic cancer expected in mid-2024, reflecting PanCAN’s updated timing to complete database lock and subsequent analysis of the topline results by the independent Statistical Monitoring Committee.
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Topline data from the LAPIS Phase 3 study of pamrevlumab in locally advanced unresectable pancreatic cancer (LAPC) expected in 3Q 2024, due to the current trend in reported blinded overall survival events needed to complete the study.

Roxadustat

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Expect approval decision for roxadustat in chemotherapy-induced anemia (CIA) in China in the second half of 2024. If approved, FibroGen will receive a $10 million milestone payment from AstraZeneca.

Oncology Pipeline

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Initial data from Phase 1 investigator-initiated combination study of FG-3246 with enzalutamide in metastatic castration-resistant prostate cancer (mCRPC) to be presented at ASCO 2024.
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Anticipate initiation of Phase 2 monotherapy dose optimization study of FG-3246 in mCRPC in 2H 2024.
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Anticipate filing of an IND for FG-3175 (anti-CCR8 mAb) in 2025.

Recent Developments:

Oncology Pipeline

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Additional data from a total of 56 biomarker unselected and heavily pre-treated patients in a Phase 1 monotherapy study of FG-3246 in mCRPC reported.
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Efficacy analysis (includes adenocarcinoma patients receiving doses ≥ 1.2 mg/kg):
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The median radiographic progression free survival (rPFS) in this patient population was 8.7 months.
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For RECIST evaluable patients, 20% met the criteria of a partial response, or measurable tumor reduction in size of ≥ 30%, with a median duration of response of 7.5 months.
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PSA reductions of ≥ 50% were observed in 36% of PSA evaluable patients
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Safety analysis:
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The most frequent adverse events were consistent with other MMAE-based antibody drug conjugates and included infusion-related reactions, fatigue, weight loss, neutropenia, and peripheral neuropathy.
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IND submitted for FG-3165 (Galectin-9 targeting mAb) for solid tumors in April 2024.

Corporate

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Appointed Deyaa Adib, MD as Chief Medical Officer.

China:

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First quarter FibroGen net product revenue under U.S. GAAP from the sale of roxadustat in China was $30.5 million compared to $24.2 million in the first quarter of 2023, an increase of 26% year over year.
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First quarter total roxadustat net sales in China1 by FibroGen and the distribution entity jointly owned by FibroGen and AstraZeneca (JDE) was $79.4 million, compared to $64.1 million in the first quarter of 2023, an increase of 24% year over year, driven by a 39% increase in volume.
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Roxadustat continues to be the number one brand based on value share in the anemia of CKD market in China.
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For 2024, we reiterate FibroGen’s full year net product revenue under U.S. GAAP to range between $120 million to $135 million, representing full year roxadustat net sales in China1 by FibroGen and the JDE to range between $300 million to $340 million.

Financial:

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Total revenue for the first quarter of 2024 was $55.9 million, as compared to $36.2 million for the first quarter of 2023, an increase of 55% year over year. Total revenue increase was driven by net product revenue in China and one-time drug product revenue of $25.7 million recognized due to the termination of US/RoW AstraZeneca agreement.
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Net loss for the first quarter of 2024 was $32.9 million, or $0.33 net loss per basic and diluted share, compared to a net loss of $76.7 million, or $0.81 net loss per basic and diluted share one year ago.
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At March 31, 2024, FibroGen reported $214.7 million in cash - defined as cash, cash equivalents, investments, and accounts receivable.
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We expect our cash, cash equivalents, investments, and accounts receivable to be sufficient to fund our operating plans into 2026.

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1 Total roxadustat net sales in China includes sales made by the distribution entity as well as FibroGen China’s direct sales, each to its own distributors. The distribution entity jointly owned by AstraZeneca and FibroGen is not consolidated into FibroGen’s financial statements.

Conference Call and Webcast Details

FibroGen will host a conference call and webcast today, Monday, May 6, 2024, at 5:00 PM Eastern Time to discuss financial results and provide a business update. Interested parties may access a live audio webcast of the conference call via the “Investor Relations” page of the Company’s website at www.fibrogen.com.To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at the following link (webcast replay).

About Pamrevlumab

Pamrevlumab is a potential first-in-class antibody being developed by FibroGen to inhibit the activity of connective tissue growth factor (CTGF). Pamrevlumab is in Phase 3 clinical development for the treatment of locally advanced unresectable pancreatic cancer (LAPC) and in Phase 2/3 for the treatment of metastatic pancreatic cancer. The U.S. Food and Drug Administration has granted Orphan Drug Designation, and Fast Track designation to pamrevlumab for the treatment of patients with LAPC. Pamrevlumab has demonstrated a safety and tolerability profile that has supported ongoing clinical investigation in LAPC and metastatic pancreatic cancer. Pamrevlumab is an investigational drug and not approved for marketing by any regulatory authority. For information about our pamrevlumab studies please visit www.clinicaltrials.gov.

About Roxadustat

Roxadustat, an oral medication, is the first in a new class of medicines comprising HIF-PH inhibitors that promote erythropoiesis, or red blood cell production, through increased endogenous production of erythropoietin, improved iron absorption and mobilization, and downregulation of hepcidin. Roxadustat is in clinical development for chemotherapy-induced anemia (CIA) and a Supplemental New Drug Application (sNDA) has been accepted by the China Health Authority.

Roxadustat is approved in China, Europe, Japan, and numerous other countries for the treatment of anemia of CKD in adult patients on dialysis (DD) and not on dialysis (NDD). Several other licensing applications for roxadustat have been submitted by partners, Astellas and AstraZeneca, to regulatory authorities across the globe, and are currently under review. Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the potential treatment of anemia in territories including Japan, Europe, Turkey, Russia, and the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen continue to collaborate on the development and commercialization of roxadustat in China.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on accelerating the development of novel therapies at the frontiers of cancer biology. Pamrevlumab, a fully human anti-CTGF monoclonal antibody, is in clinical development for the treatment of metastatic pancreatic cancer and locally advanced unresectable pancreatic cancer (LAPC). Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. Roxadustat is in clinical development for chemotherapy-induced anemia (CIA) and a Supplemental New Drug Application (sNDA) has been accepted for review by the China Health Authority. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of an associated CD46-targeted PET biomarker. In addition, FibroGen has expanded its research and development portfolio to include two immuno-oncology product candidates for the treatment of solid tumors. For more information, please visit www.fibrogen.com. www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding its clinical programs and those of its collaboration partners Fortis, UCSF, and the Pancreatic Cancer Action Network. These forward-looking statements include, but are not limited to, statements regarding the efficacy, safety, and potential success of FibroGen product candidates, and statements about FibroGen’s plans and objectives and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in FibroGen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$105,734	$113,688
Short-term investments	71,865	121,898
Accounts receivable, net	37,083	12,553
Inventory	27,335	41,565
Prepaid expenses and other current assets	36,150	41,855
Total current assets	278,167	331,559

Restricted time deposits	1,658	1,658
Property and equipment, net	12,166	13,126
Equity method investment in unconsolidated variable interest entity	5,776	5,290
Operating lease right-of-use assets	64,751	68,093
Other assets	3,350	3,803
Total assets	$365,868	$423,529

Liabilities, stockholders’ equity and non-controlling interests
Current liabilities:
Accounts payable	$4,353	$17,960
Accrued and other liabilities	164,286	172,891
Deferred revenue	12,863	12,740
Operating lease liabilities, current	15,231	14,077
Total current liabilities	196,733	217,668

Product development obligations	17,446	17,763
Deferred revenue, net of current	147,118	157,555
Operating lease liabilities, non-current	62,511	66,537
Senior secured term loan facilities, non-current	72,213	71,934
Liability related to sale of future revenues, non-current	52,216	51,413
Other long-term liabilities	3,786	2,858
Total liabilities	552,023	585,728

Redeemable non-controlling interests	21,480	21,480
Total stockholders’ deficit attributable to FibroGen	(228,122)	(204,166)
Nonredeemable non-controlling interests	20,487	20,487
Total deficit	(207,635)	(183,679)
Total liabilities, redeemable non-controlling interests and deficit	$365,868	$423,529
(1)
The condensed consolidated balance sheet amounts at December 31, 2023 are derived from audited financial statements.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Revenue:
License revenue	$—	$6,000
Development and other revenue	878	3,891
Product revenue, net	30,538	24,161
Drug product revenue, net	24,486	2,109
Total revenue	55,902	36,161

Operating costs and expenses:
Cost of goods sold	25,753	3,491
Research and development	38,392	74,486
Selling, general and administrative	22,820	34,275
Total operating costs and expenses	86,965	112,252
Loss from operations	(31,063)	(76,091)

Interest and other, net:
Interest expense	(4,996)	(2,372)
Interest income and other income (expenses), net	2,570	1,036
Total interest and other, net	(2,426)	(1,336)

Loss before income taxes	(33,489)	(77,427)
Provision for income taxes	33	74
Investment income in unconsolidated variable interest entity	589	796
Net loss	$(32,933)	$(76,705)

Net loss per share - basic and diluted	$(0.33)	$(0.81)

Weighted average number of common shares used to calculate net loss per share - basic and diluted	98,982	94,691

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Contacts:

FibroGen, Inc.

Investors:

David DeLucia, CFA

Vice President of Corporate FP&A / Investor Relations

ir@fibrogen.com

Media:

Meichiel Keenan

Director, Investor Relations and Corporate Communications

media@fibrogen.com